From:    Jonathan Schoonmaker [schoon@marimba.com]
Sent:    Thursday, July 17, 2001 8:36 AM
To:      All
Subject: FW: Q&A Option Exchange Program

Good Morning,

Just a reminder that we will be holding the final presentation for the Option Exchange Program this morning at 10:00am PST in the Mountain View Training room. If you have any questions regarding the program please attend this meeting. If you wish to call in, please note the call in numbers below.

The presentation has been posted to the HR intranet site under Option Exchange Program so you can follow it if you call in.

Please also remember that the program  closes as of the end of Business (5:00 pm
PST) on Monday July 23rd. All participation forms must be in to Julie Phan by this date and time in order to participate in the exchange.

Regards,

Jonathan

  -----Original Message-----
 From:   Jonathan Schoonmaker
 Sent:   Thursday, July 12, 2001 9:33 AM
 To:     All
 Subject:         Q&A Option Exchange Program

 Hi Everyone,

 We will be holding one final communications meeting including a presentation and Q&A for the Option Exchange program.

 If you have any questions regarding the Stock Option Exchange Program Please join us at the meeting.

 When:   Tuesday July 17th
 Where:  440 Clyde Ave Training Room
 Time:   10:00am-11:00 am PST

Remote employees may call into the following call in number: (888) 810-6758 Pass code: 45371


 PLEASE REMEMBER THAT THE PROGRAM CLOSES AT 5:00PM PST ON MONDAY JULY 23rd.

ALL PARTICIPATION FORMS MUST BE INTO JULIE PHAN IN STOCK ADMINISTRATION BY THIS TIME


 Please let me know if you have any questions.

 Regards,
 Jonathan

 Jonathan Schoonmaker
 Vice President, Human Resources
 marimba, Inc.

 (650)930-5454
 Schoon@marimba.com